Exhibit 99.1

CONSENT TO BE NAMED DIRECTOR NOMINEE

I hereby consent to be named as a nominee to the board of directors in the Registration Statement on Form S-1 of Hawkeye Holdings Inc. (File No. 333-134557) and in any and all amendments and supplements thereto (collectively, the “Registration Statement”), and to the filing of this Consent as an exhibit to the Registration Statement.

/s/ THOMAS M. HAGERTY
Thomas M. Hagerty

July  24, 2006